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                                                                   EXHIBIT 99(e)




    STATEMENT UNDER OATH OF CHIEF EXECUTIVE OFFICER OF CMS ENERGY CORPORATION
       REGARDING FACTS AND CIRCUMSTANCES RELATING TO EXCHANGE ACT FILINGS

I, Kenneth Whipple, state and attest that:

     (1) I am Chairman and Chief Executive Officer of CMS Energy Corporation ("CMS Energy"), and have been so since May 24, 2002. I am unable to file a statement in the form of Exhibit A to the June 27, 2002 Order of the Securities and Exchange Commission (File No. 4-460) due to the following facts and circumstances.

         As previously disclosed, the Board of Directors of CMS Energy has formed a special committee, of which I am a member, to investigate matters surrounding round trip trades conducted by CMS Energy's subsidiary, CMS Marketing, Services and Trading Company. The special committee has begun but has not yet completed its work.

         Also as previously disclosed, CMS Energy is currently in the process of restating its 2001 year end balance sheet to adjust for offsetting receivable and payable amounts of $122 million related to round trip trades, and restating 2001 revenue and expense of $5 million inadvertently missed in an earlier reclassification of its 2001 financial statements to eliminate $4.2 billion of revenue and expense (which earlier reclassification is already reflected in CMS Energy's Annual Report on Form 10-K for the year ended December 31, 2001). This restatement will also adjust the CMS Energy 2000 year end balance sheet to eliminate approximately $1 billion of offsetting revenue and expense in that year. Additional adjustments may be required as a result of the restatement, the special committee investigation or the re-audit work referred to below.

         In addition, as has been previously disclosed, by letter dated June 10, 2002, Arthur Andersen LLP informed the Audit Committee of CMS Energy that, in light of the uncertainty regarding (a) when the special committee will complete its work, (b) what the results of that work will be, and (c) whether the special committee's work will have a related impact on previously stated financial statements, Arthur Andersen's auditor reports related to the consolidated financial statements of CMS Energy and subsidiaries as of and for the years ended December 31, 2000 and 2001 cannot be relied upon. While CMS Energy's new auditor, Ernst & Young LLP, has commenced its audit work, to the extent necessary to support the company's restatement and filing of a 2001 Form 10-K/A, Ernst & Young has advised CMS Energy that the re-audit work can only be completed following receipt of certain assurances regarding the results of the special committee investigation.

         Due to this pending restatement and the ongoing nature of the re-audit and the special committee's investigation, I am unable to file a statement in the form of Exhibit A.

     (2) I have reviewed the contents of this statement with the Audit Committee of the Board of Directors of CMS Energy.



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     (3) In this statement under oath, each of the following, if filed on or before the date of this statement, is a "covered report":

         - Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2001 of CMS Energy

         - All reports on Form 10-Q, all reports on Form 8-K and all definitive proxy materials of CMS Energy filed with the Commission subsequent to the filing of the Form 10-K identified above; and

         -        Any amendments to any of the foregoing.


/s/ Kenneth Whipple
--------------------------------------
Kenneth Whipple
August 13, 2002




Subscribed and sworn to before me this
13 day of August, 2002.

/s/ Kelly Fisher
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Notary Public Jackson, Michigan
My Commission expires 1-18-2006.







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